Exhibit (j)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of Highland Funds I (the “Registration Statement”), with respect to investment series of Highland Funds I, of our reports dated October 23, 2009 relating to the financial statements and financial highlights which appear in the August 31, 2009 Annual Report to Shareholders of Highland Long/Short Equity Fund (formerly Highland Equity Opportunities Fund) and Highland Healthcare Fund. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
December 28, 2009